Exhibit 10.12


                       LEPERCQ CORPORATE INCOME FUND L.P.
                    c/o Lexington Corporate Properties Trust
                        355 Lexington Avenue, 14th Floor
                               New York, NY 10017
                                 (212) 692-7260

                                December 7, 1999

FirstPlus Financial Group, Inc.
1600 Viceroy Drive
Dallas, Texas 75235-2306
Attn: Mr. Lee N. Katz
      Director of Reorganization

     RE: Lease dated September 4, 1997 between Lepercq Corporate Income Fund L.P. ("Landlord") and FirstPlus Financial Group, Inc. ("Tenant") for Premises at 1600 and 1601 Viceroy Drive, Dallas, Texas (the "Lease")

Dear Lee:

     Reference is hereby made to the Lease. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Lease. The Landlord and Tenant hereby acknowledge and agree as follows:

     1. By various letter agreements, for the period commencing March 1, 1999 through June 30, 1999, monthly payments of Fixed Rent were reduced in the amount of $100,000 per month to a monthly Fixed Rent payment of $168,632, and for the period of July 1, 1999, through November 30, 1999, monthly payments of Fixed Rent were reduced in the amount of $126,132 to a monthly Fixed Rent of $142,500 per month. For the month of December 1, 1999 through December 31, 1999, the monthly payment of Fixed Rent shall also be reduced in the amount of $126,132 to a monthly payment of Fixed Rent of $142,500, for a total reduction in payments of Fixed Rent for the period of March 1 through December 31, 1999 (the "Reduction") of $1,156,792.

     2. The unpaid Reduction shall accrue interest at the lesser of the maximum lawful rate and the prime reference rate announced from time to time by Citibank, N.A., in New York, New York, from the date each portion of the Reduction would have been due until paid.

     3. The unpaid Reduction, plus accrued interest, shall be payable on the earlier of (i) the Expiration Date, (ii) the occurrence of an Event of Default, or (iii) at Landlord's election, upon Landlord's drawing on the Letter of Credit and applying proceeds thereof to payment of the Reduction plus accrued interest thereon. Landlord may elect to draw on the Letter of Credit and apply proceeds thereof to the accrued Reduction and accrued interest thereon at any time. In addition, Landlord may draw the entire unpaid amount of the letter of credit at any time. Any proceeds of the letter of credit not applied to the unpaid Reduction and accrued interest thereon may be retained by Landlord and applied to obligations of the Tenant arising with respect to the Lease as Landlord may elect.

     4. Tenant shall pay to Landlord the sum of $35,123.87 to reimburse Landlord for fees associated with obtaining a reduced 1999 real estate tax assessed valuation.

     5. Landlord acknowledges receipt from Tenant of wire transfers of (x) $142,500 which shall be applied to the reduced payment of Fixed Rent for the month of December, 1999 and (y) $35,123.87 which shall be applied to reimburse Landlord for fees incurred in obtaining the reduction in assessed valuation.

     6. Tenant acknowledges that the Lease was also amended by our letter agreement of June 24, 1999 as follows: All requirements in the Lease for notice and the opportunity to cure or the expiration of a grace


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period before an Event of Default exists and before draws can be made on the
Letter of Credit and before proceeds of the Letter of Credit can be applied against Group's obligations under the Lease are eliminated. If the issuer of the Letter of Credit gives notice of its intention not to renew the Letter of Credit, Landlord may draw on the Letter of Credit immediately without waiting until the fifteenth (15th) day before such existing Letter of Credit is scheduled to expire.

     7. Except as amended by the previous letter agreements and this letter agreement, the Lease remains in full force and effect as therein written.

     Please execute this letter agreement in the space provided below to acknowledge your agreement to the foregoing. The individuals signing this letter on behalf of Landlord and Tenant, respectively represent and warrant that they are duly authorized to execute and deliver this letter on behalf of Landlord and Tenant and to bind Landlord and Tenant to the provisions of this letter agreement.


                                     LEPERCQ CORPORATE INCOME FUND L.P.

                                     By: LexGP-1, Inc., General Partner


                                     /s/ T. Wilson Eglin
                                     ------------------------------------------
                                     T. Wilson Eglin, Vice President

ACKNOWLEDGED AND AGREED TO
this 7th day of December, 1999

FIRSTPLUS FINANCIAL GROUP, INC.

By: /s/ Eric C. Green
    -----------------

Print Name: Eric C. Green
            -------------

Title: President
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